Exhibit 8.2

250 WEST 55TH STREET NEW YORK, NY 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM

MORRISON FOERSTER LLP

BEIJING, BERLIN, BOSTON,

BRUSSELS, DENVER, HONG KONG,

LONDON, LOS ANGELES, NEW YORK,

NORTHERN VIRGINIA, PALO ALTO,

SAN DIEGO, SAN FRANCISCO, SHANGHAI,

SINGAPORE, TOKYO, WASHINGTON, D.C.

December 17, 2019

Steadfast Income REIT, Inc.

18100 Von Karman Avenue, Suite 500

Irvine, CA 92612

Ladies and Gentlemen:

We have acted as counsel to Steadfast Income REIT, Inc., a Maryland corporation (the “Company”), in connection with the merger (the “Merger”) of Steadfast Income REIT, Inc., a Maryland corporation (“SIR”) with and into SI Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”). The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of August 5, 2019 (the “Merger Agreement”), by and among the Company, Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of the Company (“STAR Operating Partnership”), Merger Sub, SIR and Steadfast Income REIT Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of SIR (“SIR Operating Partnership”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

We are providing this opinion letter to you in connection with the Merger in accordance with Section 8.3(g) of the Merger Agreement. In connection with the preparation and delivery of our opinion, we have examined and with your consent relied upon (without undertaking any independent investigation thereof) the following documents: (i) the Merger Agreement; (ii) the registration statement on Form S-4/A filed with the Securities and Exchange Commission on December 17, 2019 with respect to the transactions contemplated by the Merger Agreement, including the Proxy Statement/Prospectus of Parent and the Company (as amended or supplemented through the date hereof, the “Registration Statement”); (iii) a certificate executed by duly appointed officers of the Company (the “Company Officer’s Certificate”) setting forth certain factual representations, dated December 17, 2019; and (iv) a certificate executed by duly appointed officers of SIR (the “SIR Officer’s Certificate”, and together with the Company Officer’s Certificate, the “Officer’s Certificates”) setting forth certain factual representations, dated December 17, 2019. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

In addition, for purposes of our opinion and with your consent (without undertaking any independent investigation thereof) we have assumed that: (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with applicable state law and the terms of the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties), without waiver or modification of the material terms and conditions thereof; (ii) the statements concerning the Merger and the parties thereto as set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct; (iii) the statements and representations contained in the Officers’ Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger; (iv) all statements and representations qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification; (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, and all relevant documents have been or will be duly executed in the form presented to us and that all natural persons are of legal capacity; and (vi) the Company, STAR and their respective subsidiaries and affiliates will treat the Merger for U.S. federal income tax purposes in a manner consistent with this opinion and all applicable tax reporting requirements have been or will be satisfied.

Our opinion expressed herein is based upon the provisions of the Code, applicable Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to potential change, either prospectively or retroactively. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Our opinion relates solely to the tax treatment of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax treatment of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific tax issues set forth below, and does not address any other tax issues that may relate to the Merger or any other transaction (including any other transaction undertaken in connection with the Merger). If any change occurs in relation to the facts and circumstances surrounding the Merger or with respect to applicable law or the application or interpretation thereof, or if any one of the statements, representations, warranties, or assumptions upon which we have relied later proves inaccurate, our opinion may be adversely affected and it may not be relied upon.

Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

We undertake no obligation to update our opinion, or to ascertain after the date hereof whether anything may have occurred that may affect our opinion, and we assume no continuing responsibility to inform the Company or any other party of any information that may later come to our attention and that may affect our opinion. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, and court decisions.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP